EXHIBIT 99.1

Domino’s Pizza Posts Third Quarter 2004 Financial Results;

Announces First Quarterly Dividend

ANN ARBOR, Michigan, October 19, 2004: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced its financial results for the third quarter and first three quarters ended September 5, 2004. Global retail sales were up 12.0% for the third quarter of 2004 versus the prior year, driven by robust global same store sales and unit growth. Domestic same stores sales increased 8.0% for the third quarter, while international same store sales increased 5.9%, on a constant dollar basis, for the same period. The Company added a net 73 stores worldwide during the third quarter, and increased worldwide store counts by a net 271 stores over the past four fiscal quarters. Pro forma diluted earnings per share was $0.23 for the third quarter of 2004.

Additionally, the Company declared its first quarterly dividend at its October 14, 2004 board meeting in the amount of 6.5 cents per share, payable on December 15, 2004 to shareholders of record as of the close of business on December 1, 2004. On an annualized basis, this equates to an approximate 1.6% dividend yield, based on the Company’s closing stock price of $15.90 on October 18, 2004.

David A. Brandon, Chairman and CEO, said “We achieved a 12% increase in global retail sales versus last year’s third quarter. This was our strongest quarterly sales performance in several years. And, we continued to steadily increase our worldwide store counts. It is important to note that the complexities of our financial reporting this year are significant. We are cycling over last year’s recapitalization, and reporting on a quarter in which our IPO occurred. The fees and expenses associated with these events should not detract from our actual performance.”

Brandon added, “As always, I am very proud of our terrific franchisees and the outstanding team members who are responsible for our continued growth and progress. Together, we drive the results and strong cash flow that enable us to pay a healthy dividend to investors and increase shareholder value.”

The Company plans to file its quarterly report on Form 10-Q this morning. Additionally, as previously announced, Domino’s Pizza, Inc. will hold a conference call today at 11 a.m. (Eastern) to review its third quarter 2004 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be simulcast at www.dominos.com. If you are unable to participate in the call, a replay will be available through midnight November 19, 2004 by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International), Conference ID 1329190. Web cast will be archived for 30 days on www.dominos.com.

Third Quarter Highlights (versus the prior year):

•	Domestic same store sales increased 8.0%, comprised of a domestic franchise same store sales increase of 8.2% and a domestic Company-owned same store sales increase of 6.8%. These results were driven by positive consumer response to the Company’s marketing and promotional activities during the quarter.

•	International same store sales increased 5.9% on a constant dollar basis, marking the 43rd consecutive quarter of international same store sales growth. International same store sales increased 9.9% on a historical dollar basis, reflecting a generally weaker U.S. dollar in key competitive markets.

•	Global retail sales, comprised of all retail sales at Company-owned and franchise stores worldwide, increased 12.0%, driven by higher same store sales and store counts.

•	Pro forma diluted EPS was $0.23, on pro forma net income of $16.1 million. This reflects the Company’s initial public offering, including the repayment of $109.1 million of senior subordinated debt, and is discussed in detail on pages 5 and 6 of this press release.

•	Worldwide store counts increased by a net 73 stores during the third quarter, and increased by a net 271 stores during the past four fiscal quarters. At the end of the third quarter, there were 7,603 Domino’s Pizza stores in operation worldwide.

Brandon further commented on the Company’s income from operations performance: “On an ‘apples to apples’ basis, when you exclude the non-recurring IPO and recapitalization expenses, we were pleased with our core income from operations performance, which was up 0.6% to $38.4 million for the quarter. This positive performance is especially satisfying given that we faced higher than normal cheese prices and we experienced significant gains from the sale and disposal of assets in 2003; which when compared to 2004, resulted in a $3.2 million year-over-year negative impact on earnings.”

SUMMARY OF FINANCIAL RESULTS

Global Retail Sales Growth

Global retail sales include all retail sales worldwide at Company-owned and franchise stores (see Definitions).

(versus the prior year)	Third Quarter of 2004	First Three Quarters of 2004
Domestic Stores	+ 9.5%	+ 4.3%
International stores	+ 17.9%	+ 19.6%

Total	+ 12.0%	+ 8.6%

Same Stores Sales Growth

See Definitions.

(versus the prior year)	Third Quarter of 2004	First Three Quarters of 2004
Domestic Company-owned stores	+ 6.8%	+ 1.1%
Domestic franchise stores	+ 8.2%	+ 3.1%

Total Domestic Stores	+ 8.0%	+ 2.9%

International stores:
Constant dollar	+ 5.9%	+ 5.8%
Historical dollar	+ 9.9%	+ 12.0%

Store Counts and Net Unit Growth

	Store Counts	Net Unit Growth
	As of September 5, 2004	Third Quarter of 2004	First Three Quarters of 2004	Trailing Four Quarters
Domestic Company-owned stores	578	1	1	(1)
Domestic franchise stores	4,367	19	40	71

Total Domestic Stores	4,945	20	41	70

International stores	2,658	53	135	201

Total	7,603	73	176	271

Revenues

	Third Quarter			First Three Quarters
(in thousands)	2004	2003	% Change	2004	2003	% Change
Domestic Company-owned stores	$87,471	$82,419	6.1%	$259,497	$258,236	0.5%
Domestic franchise	35,199	31,411	12.1%	103,604	98,164	5.5%
Domestic distribution	177,422	157,689	12.5%	529,199	479,757	10.3%
International	24,886	21,329	16.7%	75,669	64,159	17.9%

Total revenues (1)	$324,978	$292,848	11.0%	$967,969	$900,316	7.5%

(1)	Total revenues include retail sales at Company-owned stores, royalties from franchise stores, and related sales from distribution operations, which sell food and equipment to all Company-owned stores and certain franchise stores. Company-owned store and franchise store revenues may vary significantly from period to period due to changes in store count mix, while distribution revenues may vary significantly as a result of fluctuations in food prices, primarily cheese prices.

The increases in third quarter and year-to-date total revenues versus prior year were due to increases in same store sales and net unit growth as well as increases in distribution revenues, driven primarily by higher cheese costs. The published cheese block price-per-pound averaged $1.60 and $1.65 in the third quarter and first three quarters of 2004, respectively, up from $1.38 and $1.21 in the comparable periods in 2003.

Operating Margin

Operating margin is revenues less cost of sales. The table below presents operating margins by segment as well as operating margins by segment as a percentage of the related segment’s revenues.

	Third Quarter				First Three Quarters
(in thousands)	2004	% of Revenues	2003	% of Revenues	2004	% of Revenues	2003	% of Revenues
Domestic Company-owned stores	$15,353	17.6%	$14,558	17.7%	$48,305	18.6%	$50,203	19.4%
Domestic franchise (1)	35,199	100.0%	31,411	100.0%	103,604	100.0%	98,164	100.0%
Domestic distribution	16,420	9.3%	15,335	9.7%	49,516	9.4%	50,934	10.6%
International	12,310	49.5%	10,196	47.8%	36,570	48.3%	29,440	45.9%

Total operating margin	$79,282	24.4%	$71,500	24.4%	$237,995	24.6%	$228,741	25.4%

(1)	Domestic franchise operations do not have a cost of sales component. Accordingly, the domestic franchise operating margin equals domestic franchise revenues.

The increases in the third quarter and year-to-date operating margin versus prior year were due primarily to an increase in revenues from both international and domestic franchise operations, driven by strong retail sales. The total operating margin as a percentage of total revenues was flat during the third quarter and decreased 0.8 percentage points during the year-to-date period. Operating margins as a percentage of total revenues were negatively impacted during these periods as a result of higher cheese costs, which impacted both Company-owned store and distribution margins.

Domestic Company-owned stores operating margin improved during the third quarter due to strong sales growth versus the prior year. The year-to-date domestic Company-owned stores operating margin experienced downward pressure, primarily from higher food costs. As a percentage of Company-owned store revenues, the operating margins decreased 0.1 and 0.8 percentage points in the third quarter and year-to-date periods, respectively. These decreases as a percentage of revenues were due primarily to higher food costs, offset in part by lower labor costs.

Domestic distribution operating margin for the quarter improved primarily due to increased volumes resulting from strong domestic retail sales growth versus prior year. As a percentage of distribution revenues, the operating margins decreased 0.4 and 1.2 percentage points in the third quarter and year-to-date periods, respectively. The decreases in the domestic distribution operating margin as a percentage of revenues were due primarily to the negative impact on operating margin resulting from increases in food prices, primarily cheese.

Due to the fact that changes in cheese prices are a “pass-through” in domestic distribution revenues and cost of sales, such changes have no impact on income. However, cheese price changes do impact operating margin as a percentage of revenues. Had the 2004 cheese prices been in effect during 2003, the total operating margin as a percentage of total revenues would have been approximately 23.9% and 24.3% for the quarter and year-to-date periods in 2003, or an improvement of 0.5 and 0.3 percentage points in the third quarter and year-to-date periods in 2004. Similarly, had the 2004 cheese prices been in effect during 2003, the domestic distribution operating margin as a percentage of domestic distribution revenues would have been approximately 9.3% and 9.8% for the quarter and year-to-date periods in 2003, or flat for the third quarter and a decrease of 0.4 percentage points in the year-to-date period in 2004.

General and Administrative Expenses

General and administrative expenses increased $1.8 million, or 3.7%, during the third quarter of 2004 versus the prior year, and increased $2.6 million, or 2.1%, during the first three quarters of 2004 versus the prior year. General and administrative expenses during the third quarter were negatively impacted, as compared to 2003, by a $10.0 million payment made in connection with Domino’s IPO to an affiliate of our former majority stockholder to terminate its management agreement with us, as well as a $3.2 million year-over-year increase in losses on the sale/disposal of assets, including a $2.8 million gain relating to the collection of a note receivable in 2003. Separately, the Company recognized $0.9 million in 2003 relating to the collection of a previously fully reserved note receivable. The Company also experienced increases in administrative labor, rents, advertising and insurance during 2004. Offsetting these increases in general and administrative expenses was approximately $15.7 million of expenses incurred in connection with the Company’s June 2003 recapitalization.

Income from Operations

Income from operations increased $6.0 million, or 26.7%, during the third quarter of 2004 versus the prior year, and increased $6.7 million, or 6.4%, during the first three quarters of 2004 versus the prior year. These increases were primarily due to approximately $15.7 million of general and administrative expenses incurred in connection with the Company’s recapitalization in 2003, offset in part by the $10.0 million of general and administrative expenses incurred in connection with the Company’s IPO.

Additionally, income from operations was positively impacted by an increase in royalty revenues from international and domestic franchise stores as well as an increase in Company-owned same store sales. Offsetting these increases were higher food costs at our Company-owned stores and the aforementioned $3.2 million year-over-year increase in losses on the sale/disposal of assets.

Interest Expense, net

Interest expense, net decreased $13.8 million, or 44.7%, during the third quarter of 2004 versus the prior year, and decreased $9.2 million, or 17.1%, during the first three quarters of 2004 versus the prior year. These decreases were primarily due to approximately $15.6 million of financing costs that were written-off in connection with the 2003 recapitalization, offset in part by the write-off of approximately $3.7 million of financing costs and bond discount in connection with the August 2004 retirement of $109.1 million of senior subordinated notes following our IPO.

Additionally, interest expense was positively impacted by more favorable effective borrowing rates and a decrease in average outstanding borrowings. The average outstanding debt balance, excluding capital lease obligations, decreased $52.6 million to $898.3 million in the third quarter of 2004, from $950.9 million in the prior year. Our effective borrowing rate decreased 0.8 percentage points to 5.6% during the third quarter, from 6.4% in the prior year.

Other

The third quarter and year-to-date 2004 other amount of $9.8 million was comprised of losses incurred in connection with debt retirements, including $9.0 million incurred in connection with the redemption of $109.1 million of Domino’s, Inc.’s senior subordinated notes in August 2004. The third quarter and year-to-date 2003 other amounts of $20.4 million and $22.2 million, respectively, were comprised of losses incurred in connection with debt retirements, including $20.4 million of bond tender fees associated with the 2003 recapitalization.

Net Income

Net income increased $19.0 million to nearly $1.0 million during the third quarter of 2004 versus the prior year, and increased $17.6 million during the first three quarters of 2004 versus the prior year. These increases in net income were due primarily to the aforementioned increases in income from operations and decreases in interest expense and other expense.

Pro Forma EPS

Pro forma diluted earnings per share for the third quarter and for the year-to-date period were $0.23 and $0.75, respectively. Diluted earnings per share data, as reported, for the third quarters and first three quarters of 2004 and 2003 are disclosed on pages 9 and 10 of this press release.

Management believes it is helpful to investors to be presented with a pro forma EPS number which is based on its new capital structure and anticipated ongoing financing and related costs following the completion of the Company’s initial public offering. As a result, the Company is providing pro forma EPS amounts for 2004, assuming that the following transactions occurred at the beginning of 2004:

(i)	the reclassification of previously outstanding Class A Common Stock and Class L Common Stock into Common Stock; and

(ii)	the issuance of the 9,375,000 shares issued in the IPO and the redemption of $109.1 million of senior subordinated notes, resulting in a reduction of interest expense of approximately $2.1 million ($1.3 million after-tax) in each of the first two fiscal quarters of 2004 and $1.6 million ($1.0 million after-tax) in the third fiscal quarter of 2004.

Further, for pro forma purposes, we have eliminated certain non-recurring costs recognized in the third quarter of 2004 related to IPO including:

(i)	the $10.0 million payment made to an affiliate of our former majority shareholder to terminate the management agreement between that affiliate and the Company; and

(ii)	the $9.0 million premium on the redemption of the senior subordinated notes and the $3.7 million write-off of related debt discount and deferred financing costs.

The following table reconciles net income, as reported to pro forma net income, and also presents the diluted weighted average shares of common stock outstanding used to determine pro forma diluted earnings per share. The denominator in the pro forma diluted EPS calculations below assumes that the capital structure in place after our IPO was in place for both periods presented.

	Fiscal Quarter Ended September 5, 2004	Three Fiscal Quarters Ended September 5, 2004
(In thousands, except per share data)
Net income, as reported	$979	$35,270
Adjustments, net of estimated tax benefit:
Elimination of payment to terminate management fee	6,225	6,225
Elimination of bond premium and related expenses	7,936	7,936
Reduction in interest expense from debt retirement	980	3,595

Pro forma net income	$16,120	$53,026

Weighted average shares outstanding – diluted	71,072	71,072

Pro forma earnings per share – diluted	$0.23	$0.75

The 71.1 million diluted shares above differs from the Company’s initial estimate of diluted shares (72.6 million) due to actual stock price performance as well as the inclusion of tax benefits in the above diluted shares calculation as required under the treasury method.

The following table reconciles diluted EPS, as reported to pro forma diluted EPS.

	Fiscal Quarter Ended September 5, 2004	Three Fiscal Quarters Ended September 5, 2004
Earnings per share – diluted, as reported	$(0.02)	$0.35
Impact of pro forma adjustments	0.21	0.25
Impact of the reclassification of the Class L conversion and issuance of common stock assuming the IPO occurred at the beginning of the year	0.04	0.15

Pro forma earnings per share – diluted	$0.23	$0.75

See Comments on Regulation G.

Liquidity

At the end of the third quarter, the Company had $804.3 million in total debt and $20.2 million of cash and cash equivalents. Approximately 74% of outstanding borrowings were contractually fixed at the end of the third quarter. During the third quarter of 2004, the Company repaid $129.1 million of its then outstanding borrowings, including the $109.1 million of senior subordinated notes that were retired in August 2004. The Company is currently not required to pay down principal on its senior subordinated notes until 2011. The next scheduled principal amortization payment of $0.3 million on its senior credit facility is due on September 30, 2005. As of September 5, 2004, the Company had no borrowings under its $125.0 million revolving credit facility. Letters of credit issued under the revolving credit facility were $26.1 million at September 5, 2004.

Long Range Outlook

David A. Brandon also commented on the Company’s long-term outlook: “The proven business model of Domino’s Pizza has generated a steady cash flow and earnings stream, which may fluctuate on a quarter-to-quarter basis, but has produced consistent overall financial results throughout its 44-year history. As a result, we feel comfortable in providing broad guidance to our investors interested in our longer-term outlook.”

Year-over-Year Growth
Domestic same store sales	1% – 3%
International same store sales (1)	3% – 5%
Net units	200 – 250
Net income (2)	11% – 13%

(1)	Constant dollar.
(2)	Management estimates that 2004 net income will benefit approximately $3 million due to the 53rd week included in 2004.

Definitions

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues, because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, distribution revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” calculated including only sales from stores that also had sales in the comparable period of the prior year, but excluding sales from certain seasonal locations such as stadiums and concert arenas. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales on a constant dollar basis reflect changes in international local currency sales. Changes in international same store sales on a historical dollar basis reflect changes in international sales converted using the U.S. dollar exchange rates that were in effect for the applicable periods.

Comments on Regulation G

In addition to the GAAP financial measures set forth in this Press Release, the Company has included certain non-GAAP financial measures within the meaning of Regulation G as a result of the significant changes to the Company’s capital structure resulting from our 2003 recapitalization and our IPO. The Company has included “Pro Forma EPS,” calculated based on “Pro Forma Net Income,” which are both non-GAAP financial measures. The Company’s management believes that these measurements are important to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between quarters and for comparison with other companies in the industry. While management believes that these non-GAAP financial measures will be helpful to investors in understanding and evaluating the Company’s financial performance in the periods immediately following the IPO, management does not expect to continue to provide such non-GAAP financial measures once the effects of the significant changes to the Company’s capital structure are able to be fully reflected in the Company’s financial statements.

About Domino’s Pizza

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily franchised system, Domino’s operates a network of 7,603 franchised and Company-owned stores in the United States and more than 50 countries. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of nearly $4.2 billion in 2003, comprised of $3.0 billion domestically and nearly $1.2 billion internationally. Domino’s Pizza was named “2003 Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry. In 2003, Domino’s became the “Official Pizza of NASCAR.” More information on the Company, in English and Spanish, can be found on the web at www.dominos.com.

Contact: Lynn Liddle, Executive Vice President of Communications and Investor Relations – Domino’s Pizza, Inc. (734) 930 – 3008

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relating to our anticipated profitability and operating performance reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that can cause actual results to differ materially include: the uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; our ability to retain key personnel; new product and concept developments by Domino’s and other food-industry competitors; the ongoing profitability of our franchisees and the ability of Domino’s and our franchisees to open new restaurants; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries in which we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings and changes in accounting policies. Further information about factors that could affect Domino’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	September 5, 2004	% of Total Revenues	September 7, 2003	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$87,471		$82,419
Domestic franchise	35,199		31,411
Domestic distribution	177,422		157,689
International	24,886		21,329

Total revenues	324,978	100.0%	292,848	100.0%

Cost of sales:
Domestic Company-owned stores	72,118		67,861
Domestic distribution	161,002		142,354
International	12,576		11,133

Total cost of sales	245,696	75.6%	221,348	75.6%

Operating margin	79,282	24.4%	71,500	24.4%

General and administrative	50,904	15.7%	49,097	16.8%

Income from operations	28,378	8.7%	22,403	7.7%

Interest expense, net	17,054	5.2%	30,843	10.5%
Other	9,751	3.0%	20,422	7.0%

Income (loss) before provision for income taxes	1,573	0.5%	(28,862)	(9.9)%

Provision (benefit) for income taxes	594	0.2%	(10,824)	(3.7)%

Net income (loss)	$979	0.3%	$(18,038)	(6.2)%

Earnings per share:
Pro forma:
Common stock – diluted	$0.23		N/A

As reported:
Class L common stock – diluted	$0.50		$2.31
Common stock – diluted	$(0.02)		$(1.85)

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Fiscal Quarters Ended
	September 5, 2004	% of Total Revenues	September 7, 2003	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$259,497		$258,236
Domestic franchise	103,604		98,164
Domestic distribution	529,199		479,757
International	75,669		64,159

Total revenues	967,969	100.0%	900,316	100.0%

Cost of sales:
Domestic Company-owned stores	211,192		208,033
Domestic distribution	479,683		428,823
International	39,099		34,719

Total cost of sales	729,974	75.4%	671,575	74.6%

Operating margin	237,995	24.6%	228,741	25.4%

General and administrative	126,824	13.1%	124,243	13.8%

Income from operations	111,171	11.5%	104,498	11.6%

Interest expense, net	44,761	4.6%	54,000	6.0%
Other	9,751	1.0%	22,164	2.5%

Income before provision for income taxes	56,659	5.9%	28,334	3.1%

Provision for income taxes	21,389	2.2%	10,625	1.2%

Net income	$35,270	3.6%	$17,709	2.0%

Earnings per share:
Pro forma:
Common stock – diluted	$0.75		N/A

As reported:
Class L common stock – diluted	$5.57		$7.83
Common stock – diluted	$0.35		$(1.64)

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	September 5, 2004	December 28, 2003
(In thousands)		(Note)
Assets
Current assets:
Cash and cash equivalents	$20,223	$42,852
Accounts receivable	64,091	64,571
Inventories	23,357	19,480
Advertising fund assets, restricted	28,043	30,544
Other assets	26,885	25,555

Total current assets	162,599	183,002

Property, plant and equipment, net	135,784	127,067

Other assets	122,660	138,506

Total assets	$421,043	$448,575

Liabilities and stockholders’ deficit Current liabilities:
Current portion of long-term debt	$317	$18,572
Accounts payable	50,001	53,388
Advertising fund liabilities	28,043	30,544
Other accrued liabilities	67,760	81,759

Total current liabilities	146,121	184,263

Long-term liabilities:
Long-term debt, less current portion	804,004	941,165
Other accrued liabilities	45,853	41,110

Total long-term liabilities	849,857	982,275

Total stockholders’ deficit	(574,935)	(717,963)

Total liabilities and stockholders’ deficit	$421,043	$448,575

Note: The balance sheet at December 28, 2003 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

###